EXHIBIT 16.1

November 6, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated November 6, 2025, of Global Innovative Platforms, Inc., and are in agreement with the statements therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ M. S. Madhava Rao, Chartered Accountant